EXHIBIT 10.3

Rayonier Advanced Materials Inc.
Amended and Restated Executive Severance Pay Plan

1.	Purpose
The Compensation and Management Development Committee of the Board of Directors of Rayonier Advanced Materials Inc. recognizes that, as with many publicly held corporations, there exists the possibility of a Change in Control of the Company. This possibility and the uncertainty it creates may result in the loss or distraction of senior executives of the Company, to the detriment of the Company and its shareholders.
Accordingly, the Committee has determined that appropriate steps should be taken to assure the Company of the continued employment, attention and dedication to duty of its senior executives-including maintaining professionalism, indifference and objectivity in negotiating with a potential acquirer and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat, or occurrence of a Change in Control.
Therefore, in order to fulfill the above purposes, this Amended and Restated Executive Severance Pay Plan is adopted effective as of October 21, 2019 (the “Plan Effective Date”) for any Change in Control that occurs on or after the Plan Effective Date.
The definitions of capitalized terms are located in Section 8.

2.	Covered Employees
Covered employees under this Plan are those full-time, regular executive salaried employees of the Company, who are identified and designated as Tier I or Tier II on Appendix A attached hereto (each, an “Executive”), as such Appendix A may, subject to Section 13, be amended by the Committee from time to time prior to a Change in Control.
An Executive shall cease to be a participant in this Plan only as a result of termination or amendment of this Plan complying with Section 13, or when he or she ceases to be a full time employee of the Company, unless, at the time he or she ceases to be an employee, such Executive is entitled to payment of Separation Benefits as provided in this Plan or there has been an event or occurrence that constitutes Good Reason after a Change in Control that would enable such Executive to terminate his or her employment and receive Separation Benefits. An Executive entitled to payment of Separation Benefits under the Plan shall remain a participant in the Plan until the full amount of the Separation Benefits has been paid to such Executive.

3.	Upon a Qualifying Termination
A.Qualifying Termination. If, within two years following a Change in Control, (a) an Executive terminates his or her full time employment for Good Reason, or (b) the Company terminates an Executive’s full time employment, the Executive shall be provided Scheduled Severance Pay and Additional Severance (collectively, “Separation Benefits”) in accordance with the terms of this Plan, except that Separation Benefits shall not be payable where the Executive:

•	is terminated for Cause;

•	voluntarily resigns (including normal retirement), other than for Good Reason;
or

•	terminates employment as a result of the Executive’s death or Disability.
Any non-excepted termination is a “Qualifying Termination.”
B.Definitions Related to Qualifying Termination. For purposes of this Section 3, the following terms have the indicated definitions:
“Cause” shall mean with respect to any Executive: (i) the willful and continued failure of the Executive for a period of ninety (90) days to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the engaging by the Executive in illegal conduct or gross misconduct that is demonstrably injurious to the Company. For purposes of this definition, no act or failure to act on the part of an Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of

EXHIBIT 10.3

counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by an Executive in good faith and, in the best interests of the Company. An Executive shall be deemed to have engaged in illegal conduct and shall be subject to termination for Cause if the Executive has been indicted or charged by any prosecuting agency with the commission of a felony.
“Disability” shall mean an illness or injury that has prevented the applicable Executive from performing his or her duties (as they existed immediately prior to the illness or injury) on a full-time basis for 180 consecutive business days.
“Good Reason” shall mean, with respect to any Executive: (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately before the Change in Control, or any other action by the Company that results in a significant diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) any material reduction in the Executive’s Base Pay, opportunity to earn annual bonuses or other compensation or employee benefits, other than as a result of an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive; (iii) the Company’s requiring the Executive to relocate his or her principal place of business to a place which is more than fifty (50) miles from his or her previous principal place of business; or (iv) any purported termination of this Plan (or of the Executive’s participation therein) otherwise than as expressly permitted by this Plan. Notwithstanding the foregoing, no termination shall be deemed to be for Good Reason unless (1) the applicable Executive gives written notice to the Company of the event or condition claimed to constitute Good Reason within ninety (90) days of the first occurrence of such event or condition, (2) the Company fails to cure such event or condition within thirty (30) days of such notice, and (3) the Executive gives a notice of termination specifying a date of termination not later than one hundred and twenty (120) days after delivery by the Executive of the written notice to the Company of the event or condition claimed to constitute Good Reason.

4.	Plan Benefits
For purposes of this Plan, “Plan Benefits” consist of (i) Scheduled Severance Pay calculated as provided in Section 4A, (ii) Additional Severance calculated as provided in Section 4B and Section 4C, and (iii) the Equity Benefits as provided in Section 4D. The Company shall pay the Scheduled Severance Pay and Additional Severance to the applicable Executive in a lump sum not later than ten (10) days after the Effective Date of the Qualifying Termination; provided that, no portion of the Scheduled Severance Pay or Additional Severance that is payable on account of an Executive’s Separation from Service shall be paid earlier than the end of the Separation Delay Period if the payment is on account of such Separation from Service and at that date the Executive is a Specified Employee; provided that, such delay in payment shall not apply to any portion of the Scheduled Severance Pay or Additional Severance that is excepted from such delay under the Code Section 409A Rules as a Short-Term Deferral or Separation Pay. The Company shall implement the Equity Benefits in accordance with the terms of the Applicable Equity Plan.
A.An Executive’s “Scheduled Severance Pay” is the product of the Executive’s Base Pay times the Executive’s Applicable Tier Multiplier.
B.An Executive’s “Additional Severance” is the sum of the Executive’s Benefits Continuation Amount, calculated as provided in Section 4C below, and the Executive’s Bonus Severance, calculated as provided in this Section 4B.
(i)An Executive’s “Bonus Severance” is the product of the Executive’s Applicable Bonus times the Executive’s Applicable Tier Multiplier, together with an additional amount equal to the Executive’s Current Pro-rata Bonus.
(1)An Executive’s “Applicable Bonus” is the greatest of (A) the highest bonus amount actually paid to the Executive under the Rayonier Advanced Materials annual incentive bonus plan (the “Bonus Plan”) in the three year period comprised of the year of the Qualifying Termination and the two immediately preceding calendar years, (B) the Executive’s Target Bonus Award under the Bonus Plan for the year in which the Change in Control takes place or (C) the Executive’s Target Bonus Award under the Bonus Plan in the year of Qualifying Termination. An Executive’s Applicable Bonus shall be determined without regard to any election the Executive may have made to defer receipt of all or any portion thereof as if there had been no deferral election in effect.
(2)An Executive’s “Current Pro-rata Bonus” is equal to the product of the Executive’s Applicable Bonus times a fraction the numerator of which is the number of months or portion thereof lapsed in the then current year prior to the Qualifying Termination and the denominator of which is twelve.
C.Benefits Continuation Amounts. An Executive’s Benefits Continuation Amount is the sum of the Executive’s Retirement Plans Adjustment and Other Benefits Adjustment. An Executive’s Retirement Plans Adjustment shall be in addition to amounts to which the Executive is entitled under the Retirement Plan for Salaried Employees of Rayonier Advanced Materials Inc. (the “Qualified Pension Plan,” and, together with the Company’s Excess Benefit Plan (the “Supplemental Pension Plan”), the “Pension Plans”), the Retirement Plan for Salaried Employees of ITT Corporation, the Rayonier Advanced Materials Investment and Savings Plan for Salaried Employees (the “Savings Plan”) and the Supplemental Plans (collectively, the “Retirement Plans”), in effect on the Effective Date of the Qualifying Termination. (Capitalized terms in this Section 4C that are not otherwise defined here or elsewhere in this Plan shall have the meaning ascribed to them in the applicable Retirement Plans.)

EXHIBIT 10.3

(i)An Executive’s “Retirement Plans Adjustment” shall equal the sum of (i) the Executive’s Savings Plan Adjustment plus (ii) for Executives who participate in the Pension Plans, the Pension Adjustment. The Pension Adjustment is an amount equal to the excess of (X) over (Y), where (X) is the “Equivalent Actuarial Value” of the benefit to which the applicable Executive would have been entitled under the terms of the Pension Plans, without regard to “vesting” thereunder, had the Executive accumulated an additional 3 years of eligibility service as a fully vested participant in the Pension Plans and an additional 3 years of benefit service in the Pension Plans and as if the Executive were 3 years older, solely for purposes of benefit eligibility and determining the amount of reduction in benefit on account of payment commencing prior to the Executive’s normal retirement date (which for this purpose shall mean the first of the month that coincides with or follows the applicable Executive’s 65th birthday), and by defining the Executive’s “Final Average Compensation” as equal to the greater of the Executive’s Base Pay and target bonus on the Effective Date of the Qualifying Termination or the Executive’s Final Average Compensation as determined under the terms of the Qualified Pension Plan, and (Y) is the Equivalent Actuarial Value of the amounts otherwise actually payable to the Executive under the Pension Plans. The Equivalent Actuarial Value shall be determined using the same assumptions utilized under the Qualified Pension Plan upon the date of payment of the Benefits Continuation Amount and based on the applicable Executive’s age on such date. For clarity, to the extent that an Executive participates in a Pension Plan as of immediately prior to a Change in Control (without regard to whether participation in such plan continues after the Change in Control) but has received (or will receive) a lump sum distribution of such Executive’s benefit thereunder in connection with such Change in Control, the amount payable under this paragraph in respect of such Pension Plan shall represent the excess of (1) the amount that would have been payable to the Executive in such distribution had the age, service, and compensation credits contemplated by clause (X) above been applied immediately prior to the date used for determination of the amount actually distributed over (2) the amount actually so distributed (or to be distributed).
An Executive’s Savings Plan Adjustment shall equal the Company contributions (including, for the avoidance of doubt, Enhanced Retirement Contributions) that would have been made under the Qualified Savings Plan and the Rayonier Advanced Materials Inc. Excess Savings and Deferred Compensation Plan (the “Supplemental Savings Plan,” and together with the Qualified Savings Plan, the “Savings Plans”) during the three-year period immediately following the Effective Date of the Qualifying Termination, had the applicable Executive remained employed and continued to participate in those plans at the level of compensation and rate of contribution in effect as of the pay date immediately preceding the Effective Date of the Qualifying Termination; provided, for clarity, that to the extent an Executive participated in a Savings Plan prior to a Change in Control and such participation terminated prior to the Effective Date of the Qualifying Termination or will terminate thereafter due to a lump sum distribution of such Executive’s benefit thereunder in connection with such Change in Control, the Savings Plan Adjustment in respect of such Savings Plan shall be determined based on the Company contributions that would have been made during the three-year period immediately following the Change in Control had such Savings Plan remained in effect through such period on the terms in effect as of immediately prior to such Change in Control. For clarity. for purposes of calculating the Savings Plan Adjustment, an Executive shall not be required to contribute to the Savings Plans nor shall the Company be required to include in the Savings Plan Adjustment amounts attributable to contributions an Executive would have made under the Savings Plans had the Executive continued to participate in those plans. The Company shall only be obligated to include in the Savings Plan Adjustment the Company contributions that would have been made under the Savings Plans based upon the assumptions set forth in the first sentence of this paragraph (including the proviso thereto), without allocating any deemed earnings to said Company contributions.
(ii)Other Benefits Adjustment. The “Other Benefits Adjustment” is an amount equal to the sum of the Medical Benefits Payment, the Executive Tax Services Payment and the Outplacement Services, determined as provided in subsections (1) - (3) below.
(1)An Executive’s “Medical Benefits Payment” is the product of the annual employer contribution component of the health and welfare plans maintained for the applicable Executive as of the Change in Control under the applicable employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) maintained by the Company for the benefit of the Company’s employees at such date, times the Executive’s Applicable Tier Multiplier, discounted for present value applying a 4% discount rate.
(2)An Executive’s “Executive Tax Services Payment” means $10,000 in the case of a Tier II Executive and, in the case of a Tier I Executive, the amount that otherwise would be payable for one year under the Company’s Senior Executive Tax Plan (or any successor thereto), as applicable to the Executive immediately prior to the Change in Control, together with an amount equal to any Senior Executive Tax Plan benefits accrued but unpaid as of the Effective Date of the Qualifying Termination.
(3)“Outplacement Services” means the cost of outplacement services, the scope and provider of which shall be selected by the applicable Executive in his or her sole discretion, for a period not to extend beyond twelve (12) months after the Effective Date of the Qualifying Termination, in an amount not to exceed $30,000 in the aggregate.
D.Equity Benefits. Company shall provide to the applicable Executive the benefits due under the Applicable Incentive Stock Plans of the Company upon a Qualifying Termination hereunder (collectively, the “Equity Benefits”).

EXHIBIT 10.3

5.	Dispute Resolution
A.In the event any dispute arises between an Executive and the Company as to the validity, enforceability and/or interpretation of any right or benefit afforded by this Plan, at the Executive’s option such dispute shall be resolved by binding arbitration proceedings in accordance with the rules of the American Arbitration Association. The arbitrators shall presume that the rights and/or benefits afforded by this Plan which are in dispute are valid and enforceable and that the Executive is entitled to such rights and/or benefits. The Company shall be precluded from asserting that such rights and/or benefits are not valid, binding and enforceable and shall stipulate before such arbitrators that the Company is bound by all the provisions of this Plan. The burden of overcoming by clear and convincing evidence the presumption that an Executive is entitled to such rights and/or benefits shall be on the Company. The results of any arbitration shall be conclusive on both parties and shall not be subject to judicial interference or review on any ground whatsoever, including without limitation any claim that the Company was wrongfully induced to enter into this agreement to arbitrate such a dispute.
The Company shall pay the cost of any arbitration proceedings under this Plan. The applicable Executive shall be entitled (within two (2) business days of requesting such advance) to an advance of the actual legal fees and expenses incurred by such Executive in connection with such proceedings and such Executive shall be obligated to reimburse the Company for such fees and expenses in connection with such arbitration proceedings only if it is finally and specifically determined by the arbitrators that such Executive’s position in initiating the arbitration was frivolous and completely without merit.
B.In the event an Executive is required to defend in any legal action or other proceeding the validity or enforceability of any right or benefit afforded by this Plan, the Company will pay any and all actual legal fees and expenses incurred by such Executive regardless of the outcome of such action and, if requested by such Executive, shall (within two business days of such request) advance such expenses to such Executive. The Company shall be precluded from asserting in any judicial or other proceeding commenced with respect to any right or benefit afforded by this Plan that such rights and benefits are not valid, binding and enforceable and shall stipulate in any such proceeding that the Company is bound by all the provisions of this Plan.
C.Amounts payable by the Company under this Section 5 shall in the first instance be paid by the trustee under the trust established by that certain Trust Agreement, known as the “Legal Resources Trust”, to the extent such amounts were previously transferred by the Company to the trustee of the Legal Resources Trust.

6.	Covenants of Executive
A.As a condition to the receipt of a designated portion of the Plan Benefits otherwise payable hereunder in cash (such portion, the “Covenant Amount”) and in consideration thereof, the applicable Executive shall be deemed to have made and be bound by the “Change in Control Covenants” (defined below), which at the request of the Company shall be acknowledged by the Executive in a simple declarative statement “I hereby confirm that I am bound by the Change in Control Covenants” attested to in writing by the Executive. The Covenant Amount shall be equal to so much of the identified amount payable in cash as the Company shall designate in a written notice to the applicable Executive given within thirty (30) days of the Qualifying Termination; provided that, the Covenant Amount shall not exceed an amount equal to the Base Pay of such Executive immediately before the Qualifying Termination multiplied by such Executive’s Applicable Tier Multiplier and determined by the Company in good faith to be reasonable compensation for the Change in Control Covenants. For the sake of clarity, the Covenant Amount shall not be an additional payment beyond the Plan Benefits provided for under this Plan; rather, a portion of the Plan Benefits that the applicable Executive is otherwise entitled to receive hereunder shall be allocated as the Covenant Amount; and provided further that, an Executive who receives any Plan Benefit under this Plan shall make, and will be bound by, the Change in Control Covenants.
B.An Executive’s “Change in Control Covenants” are the Non-compete Covenants and the Confidentiality Covenants as set forth in this Section 6B.
(i)Non-compete Covenants. For a period equal to one year following a Qualifying Termination (the “Covenant Period”), the applicable Executive covenants that such Executive shall not, without the prior authorization of the Company (which shall not be unreasonably withheld):
(1)accept or maintain employment with, or act as a principal of, or advisor or consultant to, or otherwise act as an agent of, any person, firm, corporation or other entity that competes directly with Company immediately before the Qualifying Termination; or
(2)solicit any client having a relationship with the Company to terminate or reduce in a way materially adverse to the Company any relationship such client has with the Company; or
(3)solicit for employment any individual that was employed by the Company within sixty (60) days preceding the Qualifying Termination and who was employed by the Company during the Covenant Period and within sixty (60) days prior to such solicitation; or
(4)except as permitted or compelled by law, orally or in writing, disparage, demean or deprecate the Company or any products of the Company.
(ii)Confidentiality Covenants. While employed by the Company following the Change in Control, and for a period of two (2) years following a Qualifying Termination (the “Confidential Information Period”), the applicable Executive covenants that he or she shall not disclose or make available to any person or entity any “Confidential Information” (as defined below) and shall not use or cause to be used any Confidential Information for any purpose other than fulfilling such Executive’s

EXHIBIT 10.3

employment obligations to the Company, without the express prior written authorization of the Company. For this purpose, “Confidential Information” means all information about the Company relating to any of its products or services or any phase of operations, including, without limitation, Trade Secrets (as defined below), business plans and strategies, know-how, contracts, financial statements, pricing strategies, costs, customers and potential customers, vendors and potential vendors, marketing and distribution information, business results, software, hardware, databases, processes, procedures, technologies, designs, inventions, concepts, ideas, and methods not generally known through legitimate means to any of its competitors with which the applicable Executive became acquainted during the term of employment by the Company. “Trade Secrets” are all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing.
Pursuant to the Defend Trade Secrets Act of 2016, the applicable Executive understands that he or she cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Trade Secrets that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The applicable Executive also understands that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s Trade Secrets to the attorney and the Trade Secret information in the court proceeding, if the individual: (a) files any document containing the Trade Secret under seal, and (b) does not disclose the Trade Secret, except pursuant to a court order.
Moreover, the covenants set forth in Sections 6B(i)(4) and 6B(ii) are not intended to, and do not prevent any Executive from voluntarily providing information to a government agency nor require Executive to obtain express prior written authorization of the Company before doing so.
Confidential Information also includes confidential information of third parties made available to the Company on a confidential basis, but does not include (a) information which is generally known to the public without breach by the applicable Executive, (b) was given to the applicable Executive by a third party without any obligation of confidentiality, or (c) was obtained or independently developed by the applicable Executive prior to or following employment by the Company without the use of information that is otherwise Confidential Information.
(iii)Certain Public Company Employment. An Executive will not be considered to have violated the covenant in Section 6B(i)(1) above by employment with a public company that competes with the Company as long as (1) the Executive does not work in a competing division of the public company and (2) no competing division of the public company reports to the Executive.
C.Remedies Limited to Equitable Relief. By accepting payment of the Covenant Amount, the applicable Executive shall be deemed (a) to have acknowledged that in the event such Executive breaches any of the Change in Control Covenants, the damages to the Company would be irreparable and that the Company shall have the right to seek injunctive and/or other equitable relief in any court of competent jurisdiction to enforce the Change in Control Covenants and (b) to have consented to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any proceeding. The foregoing shall be the exclusive remedy of the Company for a breach of the Change in Control Covenants and under no circumstances shall the Company be entitled to seek return of all or any portion of the Covenant Amount or of any other amount payable hereunder, nor shall the Company be awarded or accept monetary damages for any such breach.

7.	Section 280G Cutback
A.Notwithstanding any provision of this Plan to the contrary, in the event that the payments and other benefits payable under this Plan or otherwise payable to an Executive under any other plan, program, arrangement, or agreement maintained by the Company or one of its affiliates (i) would constitute an “excess parachute payment” (as defined under Code Section 280G) and (ii) would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and other benefits shall be payable either (x) in full or (y) in a reduced amount that would result in no portion of such payments and other benefits being subject to the excise tax imposed under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by such Executive on an after-tax basis, of the greatest amount of severance benefits under this Plan or otherwise, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.
B.The determination of whether it is necessary to decrease a payment or benefit to be paid under this Plan must be made in good faith by a nationally recognized certified public accounting firm (the “Accounting Firm”) selected by the Company. In connection with making any such determination, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the applicable Executive before or after the Change in Control, including any noncompetition provisions that may apply to such Executive (whether set forth herein or otherwise), and the Company shall cooperate in the valuation of any such services, including any noncompetition provisions. This determination will be conclusive and binding upon the applicable Executive and the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Company shall appoint another nationally recognized

EXHIBIT 10.3

accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Company shall bear all fees of the Accounting Firm. If a reduction is necessary, the applicable Executive will have the right to designate the particular payment or benefit to be reduced or eliminated so that no portion of the payment or benefit to be paid to such Executive will be an excess parachute payment subject to the deduction limits under Section 280G of the Code and the excise tax under Section 4999. However, no payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409-1(b)(1) after giving effect to the exemptions in Treasury Regulation Sections 1.409-1(b)(3) through (b)(12)) may be reduced to the extent that a reduction can be made to any payment or benefit that is not “deferred compensation.”

8.	Definitions
The following terms used in this Plan have the indicated meaning:
“Accounting Firm” has the meaning set forth in Section 7.
“Additional Severance” with respect to an Executive means the sum of the Executive’s Benefits Continuation Amount and the Executive’s Bonus Severance as set forth in Section 4B.
“Applicable Bonus” has the definition set forth in Section 4B(i)(1).
“Applicable Incentive Stock Plan” means the Rayonier Advanced Materials Incentive Stock and Management Bonus Plan, as amended, as the context dictates, as in effect immediately prior to a Change in Control.
“Applicable Tier Multiplier” means three (3) for Tier I Executives and two (2) for Tier II Executives.
“Award” has the meaning set forth in the Applicable Incentive Stock Plan, as the context requires.
“Base Pay” means the annual base salary rate payable to the applicable Executive at the Effective Date of the Qualifying Termination, including compensation converted to other benefits under a flexible pay arrangement maintained by the Company or deferred pursuant to a written plan or agreement with the Company, provided that, such annual base salary rate shall in no event be less than the highest annual base salary rate paid to such Executive at any time during the twenty-four (24) month period immediately preceding the Change in Control.
“Benefits Continuation Amount” with respect to an Executive means the amount calculated as provided in Section 4C and payable upon a Qualifying Termination.
“Board” means the Board of Directors of the Company.
“Bonus Plan” has the definition set forth in Section 4B(i)(1).
“Bonus Severance” with respect to an Executive means the sum of the amount calculated under Section 4B(i)(1) and the Current Pro-rata Bonus calculated under Section 4B(i)(2), and payable upon a Qualifying Termination.
“Business Combination” has the definition provided in paragraph 3 of the definition of Change in Control.
“Businesses” has the definition set forth in Section 6B(i)(1).
“Cause” has the definition provided in Section 3B.
“Change in Control” means the occurrence of any of the following:
(1)    Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this paragraph, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated Company or (iv) any acquisition pursuant to a transaction that complies with paragraphs (3)(A), (3)(B) and (3)(C) of this definition;

EXHIBIT 10.3

(2)    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(3)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(4)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, in the event that a payment of deferred compensation within the meaning of Section 409A of the Code is to be made upon a Change in Control, or in the event that it is otherwise necessary for purposes of Section 409A that the definition of Change in Control comply with the requirements of Section 409A(a)(2)(A)(v) of the Code, an event shall constitute a Change in Control only if it satisfies the requirements of Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and “Code Section 409A Rules” shall mean Section 409A of the Code and the final regulations and other IRS guidance promulgated thereunder, as in effect from time to time.
“Committee” means the Compensation and Management Development Committee of the Board.
“Company” means Rayonier Advanced Materials Inc. and any successor to, or assignee of, the business or assets thereof that becomes bound by this Plan as provided in Section 10.
“Confidentiality Covenants” with respect to an Executive are the covenants set forth in Section 6B(ii) and for which purpose “Confidential Information” has the definition set forth in Section 6B(ii).
“Covenant Amount” with respect to an Executive is the cash portion of Plan Benefits designated as provided in Section 6A.
“Covenant Period” is the period determined under Section 6B(i) during which an Executive is bound by the Non-compete Covenants.
“Current Pro-rata Bonus” has the definition set forth in Section 4B(i)(2).
“Disability” has the definition provided in Section 3B.

EXHIBIT 10.3

“Effective Date of the Qualifying Termination” is the date the Company selects as the applicable Executive’s last day of active full-time employment.
“Equity Benefits” means the Plan Benefits payable upon a Qualifying Termination as provided in Section 4D.
“Equivalent Actuarial Value” has the definition applicable under the Retirement Plans.
“Executive Tax Services Payment” means the amount calculated in accordance with Section 4C(ii)(2).
“Exchange Act” has the definition provided in paragraph 1 of the definition of Change in Control.
“Executive” means a person identified on Appendix A, as amended from time to time by the Committee prior to a Change in Control.
“Final Average Compensation” has the meaning applicable under the Retirement Plans.
“Good Reason” has the definition provided in Section 3B.
“Incumbent Board” has the definition provided in paragraph 2 of the definition of Change in Control.
“ITT Supplemental Plans” means the Supplemental Plans maintained by ITT Corporation.
“Legal Resources Trust” has the definition provided in Section 5C.
“Medical Benefits Payment” means the amount calculated in accordance with Section 4C(ii)(1).
“Non-compete Covenants” with respect to an Executive are the covenants set forth in Section 6(B)(i).
“Other Benefits Adjustment” has the definition in Section 4C(ii).
“Outplacement Services” has the definition set forth in Section 4C(ii)(3).
“Outstanding Company Common Stock” has the definition provided in paragraph 1 of the definition of Change in Control.
“Outstanding Company Voting Securities” has the definition provided in paragraph 1 of the definition of Change in Control.
“Pension Plan Adjustment” has the definition provided in Section 4C(i).
“Pension Plan” has the definition provided in Section 4C.
“Performance Shares” and “Performance Share Award Programs” mean the right to receive contingent performance shares or performance shares (or other Awards) to be made at the end of a performance period under programs adopted by the Committee under Section 6 of the Applicable Incentive Stock Plan under which such program was authorized, upon attainment of the comparative performance measures provided for in such program.
“Person” has the definition provided in paragraph 1 of the definition of Change in Control.
“Plan Benefits” has the definition provided in Section 4.
“Plan Change” has the definition set forth in Section 13.
“Plan Effective Date” has the definition provided in Section 1.
“Plan” means this Executive Severance Pay Plan.
“Qualified Pension Plan” has the definition provided in Section 4C.
“Qualified Savings Plan” has the definition provided in Section 4C.

EXHIBIT 10.3

“Qualifying Termination” has the definition provided in Section 3A.
“Retirement Plans” has the definition provided in Section 4C.
“Retirement Plans Adjustment” has the definition provided in Section 4C.
“Savings Plans” has the definition set forth in Section 4C(i).
“Savings Plan Adjustment” has the definition provided in Section 4C(i).
“Scheduled Severance Pay” with respect to an Executive means the amount calculated as provided in Section 4A and payable upon a Qualifying Termination.
“Separation Benefits” as provided in Section 3A means with respect to an Executive means the sum of the Executive’s Scheduled Severance Pay and Additional Severance payable in respect of a Qualifying Termination.
“Separation Delay Period” shall mean the six month period following the date of an Executive’s Separation from Service (or such other applicable period as may be provided for by Section 409A(a)(2)(B)(i) of the Code as in effect at the time), or earlier upon the death of the Executive, such that any payment delayed during the Separation Delay Period is to be paid on the first business day of the seventh month following the Separation from Service or, if earlier, such Executive’s death.
“Separation from Service” and “Separation Pay” and “Short-Term Deferral” and “Specified Employee” shall have the respective meanings assigned such terms under the Code Section 409A Rules.
“Severance Trust” has the definition provided in Section 11.
“Supplemental Pension Plan” has the definition provided in Section 4C.
“Supplemental Plans” means any excess benefit plan, within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”), or any supplemental executive retirement plan or other employee pension benefit plan, within the meaning of Section 3(2) of ERISA, not intended to be qualified under Section 401(a) of the Code, maintained by the Company or by ITT Corporation, subject to the terms and conditions of such plans, in which the applicable Executive is entitled to benefits by virtue of his employment with the Company or prior employment by ITT Corporation.
“Supplemental Savings Plan” has the definition provided in Section 4C(i).
“Target Bonus Award” means the standard bonus target percentages of base salaries, as defined under the Bonus Plan for the respective executive salary grades as determined pursuant to Company base salary compensation schedules in effect for eligible executives at a 100 percent performance factor as of December 31 of the year in which the Change in Control takes place.
“Tier I” or “Tier II” means the designation assigned to an Executive on Appendix A as adopted and in effect immediately prior to a Change in Control.

9.	Release
No Separation Benefits will be provided under this Plan unless the applicable Executive executes and delivers to the Company a mutual release, in substantially the form attached hereto as Exhibit A.

10.	Successor to Company
This Plan shall bind any successor of the Company, its assets, or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.
In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

EXHIBIT 10.3

11.	Administration of Plan/Coordination with Severance Trust
The Company is the Named Fiduciary for the Plan under ERISA. The Committee is the Plan Administrator, which shall have the exclusive right to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate and, except as otherwise provided in this Plan, decide any and all matters arising under this Plan, provided that (x) following a Change in Control all determinations of the Plan Administrator shall be subject to de novo review in any arbitration or proceeding and (y) nothing in this Section 11 shall be construed as a limitation on the provisions of Section 5.
Amounts payable by the Company under this Plan (except under Section 5) may be made by direction of the Company to the trustee under the trust established by that certain Trust Agreement for the Rayonier Advanced Materials Inc. Supplemental Senior Executive Pay Plan (the “Severance Trust”), to the extent such amounts were previously transferred by the Company to the trustee of the Severance Trust, but shall be deemed to have been paid only upon receipt by the applicable Executive.

12.	Claims Procedure
If an employee or former employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefit. All claims for benefit under the Plan shall be sent to the Company’s Senior Vice President, Human Resources, or such other officer as may be designated by the Committee, and must be received within thirty (30) days after termination of employment. If the Company determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within ninety (90) days of the claim unless the Company determines additional time, not exceeding ninety (90) days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information as necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within ninety (90) days thereafter submit in writing to the Company a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Company shall within sixty (60) days thereafter review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Company. The Company will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within sixty (60) days of the written request for review, unless the Company determines additional time, not exceeding sixty (60) days, is needed, and so notifies the employee. If the Company fails to respond to a claim filed in accordance with the foregoing within sixty (60) days or any such extended period, the Company shall be deemed to have denied the claim. If the appeal is denied, the Committee’s written notification to the claimant shall set forth: (1) the specific reason for the adverse determination; (2) specific reference to pertinent provisions on which the Committee based its adverse determination; (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies, of, all documents, records and other information relevant to the claimant’s claim for benefits; and (4) a statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA. Notwithstanding the foregoing, (x) following a Change in Control all determinations of the Plan Administrator shall be subject to de novo review in any arbitration or proceeding and (y) nothing in this Section 12 shall be construed as a limitation on the provisions of Section 5

13.	Termination or Amendment
The Committee or the Board may amend or terminate this Plan (a “Plan Change”) at any time, except that no such Plan Change may reduce or adversely affect Separation Benefits for any Executive who has a Qualifying Termination within two years of the effective date of such Plan Change provided that such Executive was a Covered Employee under this Plan on the date of the Plan Change; provided that a change in Appendix A prior to a Change in Control (other than a change made in anticipation of a specific Change in Control or at the direction of a party attempting to facilitate a Change in Control) shall not be deemed to be a Plan Change. Notwithstanding the foregoing, for two years after the occurrence of a Change in Control event, this Plan may not be terminated or amended until after all Executives who become entitled to any payments hereunder shall have received such payments in full. Any extension, amendment, or termination of this Plan in accordance with the foregoing shall be made in accordance with the Company’s charter and bylaws and applicable law, and shall be evidenced by a written instrument signed by a duly authorized officer of the Company, certifying that such action has been taken.

14.	Plan Supersedes Prior Plans
This Plan supersedes and replaces all prior severance policies, plans, or practices maintained by the Company with respect to all Covered Employees other than individualized written agreements executed by the Company and the applicable Executive.

15.	Unfunded Plan Status
This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or

EXHIBIT 10.3

other segregation of assets made to assure payment. No Executive or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may but shall not be obligated to create one or more grantor trusts, such as the Legal Resources Trust and the Severance Trust, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

16.	Miscellaneous
Except as provided in this Plan, no Executive shall be entitled to any notice of termination or pay in lieu thereof.
In cases where Severance Pay is provided under this Plan, pay in lieu of any unused current year vacation entitlement will be paid to the applicable Executive in a lump sum.
This Plan is not a contract of employment, does not guarantee any Executive employment for any specified period and does not limit the right of the Company to terminate the employment of any Executive at any time.
The section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan.
If, for any reason, any one or more of the provisions or part of a provision contained in this Plan shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Plan not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law remain in full force and effect.

Exhibit A
WAIVER AND RELEASE OF CLAIMS
[Date]
[Name]
Dear [Name]:
This Agreement sets forth the understanding between Rayonier Advanced Materials (the “Company”) and you in connection with your separation from employment with the Company effective [insert date] (the “Separation Date”). This Agreement shall become effective within seven days after your signing this Agreement as provided in Section 15 below.

1.	Your signing of this Agreement shall constitute acknowledgment by you of your separation from employment with the Company on the Separation Date.

2.
Contingent upon your execution and non-revocation of this Agreement, the Company will provide you with the severance benefits contemplated by the Company’s Amended and Restated Executive Severance Pay Plan (the “Plan”). You would not be entitled to payment of the foregoing amount absent this Agreement between you and the Company.

3.	This Agreement is entered into in accordance with and subject to the Plan, the terms of which are incorporated herein. Please review the Plan to understand all of the terms of your severance.

4.
The Company is providing you with the benefits set forth in the Plan in consideration for your signing this Agreement. By signing, you acknowledge your acceptance of this consideration and its sufficiency. You warrant and represent that your decision to accept this Agreement is (i) entirely voluntary on your part; (ii) not made in reliance on any inducement, promise or representation whether express or implied, other than the inducements, representations and promises expressly set forth in this Agreement; and (iii) not the result of any threats or other coercive action to induce acceptance of this Agreement.

5.
You agree that you will continue to be bound by the restrictive covenants set forth in the Plan, as well as in any other applicable agreement you may have entered into with the Company prior to or during the course of your employment with the Company.

EXHIBIT 10.3

6.
Regardless of whether you sign this Agreement, the Company will pay you the compensation that you have earned through the date of your separation. Similarly, even if you do not sign this Agreement, you will be offered benefits to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and you will retain all vested benefits under the Rayonier Inc. Investment and Savings Plan for Salaried Employees. You will also retain any rights to vested benefits earned under the Retirement Plan for Salaried Employees of Rayonier Inc., if applicable.

7.
In consideration of the additional payments and benefits outlined in this Agreement, you agree irrevocably and unconditionally to release, acquit and forever discharge the Company (including its predecessors, successors, parent company, and any subsidiaries or affiliates and their respective employees, directors, officers, shareholders, agents, representatives, subsidiaries, parents, affiliates, predecessors, successors or assigns) on behalf of yourself, your spouse, your heirs and legal representatives, and all persons claiming through you, from all claims, suits, liabilities, demands or causes of action of any nature whatsoever (whether known or unknown) which you ever had, may have, or now have arising from or related to your employment with the Company, the termination of your employment or other events occurring prior to the execution of this Agreement, including but not limited to:

(A)
violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act, the Labor Management Relations Act, the National Labor Relations Act, Executive Order 11246, the Rehabilitation Act, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, the Employee Retirement Income Security Act, the Pregnancy Discrimination Act; the National Labor Relations Act; the Uniformed Services Employment and Reemployment Act; the Sarbanes-Oxley Act of 2002; the Genetic Information Nondiscrimination Act of 2008; the Lily Ledbetter Fair Pay Act of 2009;

(B)	violations of any other federal or state statute or regulation or local ordinance;

(C)
claims for lost or unpaid wages, compensation, or other benefits claims under state law, defamation, intentional infliction of emotional distress, negligent infliction of emotional distress, bad faith action, slander, assault, battery, wrongful or constructive discharge, negligent hiring, retention and/or supervision, fraud, misrepresentation, conversion, tortious interference with property, negligent investigation, breach of contract, or breach of fiduciary duty;

(D)
any claims to benefits under any and all bonus, severance, workforce reduction, early retirement, outplacement, or any other similar plan sponsored by the Company which you ever had or now have or may in the future have; or

(E)	any other claims under state law arising in tort or contract.
By referencing the laws above, the Releases do not admit coverage or liability under any of these laws. Additionally, you acknowledge that this Agreement constitutes a full SETTLEMENT, ACCORD AND SATISFACTION of all claims covered by the release provisions of this Section 7. You also covenant not to sue or file any complaint or claim against the Company or any of the Releases with any court based on any act or omission arising or occurring prior to the date of the execution of this Agreement, whether known or unknown at the time of execution. You also waive any right to recover in a civil suit or proceeding brought by any governmental agency or any other individual on your behalf.
Notwithstanding the foregoing, it is understood by all parties that you do not release any claims that may not be waived as a matter of law or that arise under the terms of this Agreement or after the effective date of this Agreement. You also do not release claims (i) under the Plan, (ii) to your accrued but unused vacation and any vested benefits that you are already entitled to receive under the Company’s employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (ERISA) or any right you have to benefits under COBRA, (iii) for indemnification or insurance coverage under the applicable officer and director indemnification and insurance programs of the Company and its affiliates, or (iv) in your capacity as a shareholder of the Company.

8.
By signing this Agreement, you acknowledge that you have been informed pursuant to the Federal Older Workers Benefit Protection Act of 1990 that you do not herein waive rights or claims under the Federal Age Discrimination in Employment Act that may arise after the date this Agreement is executed.

9.	This Agreement waives rights to which you may be legally entitled. Accordingly, you should consult with an attorney prior to signing this Agreement.

EXHIBIT 10.3

10.
You have twenty-one (21) days from the date you receive this Agreement within which to consider whether to sign this Agreement and accept the Company's offer. You should not, however, in any event execute this Agreement prior to your last day of active employment with the Company.

11.
After you sign this Agreement, you will have seven (7) days in which to revoke this Agreement by delivering a written notice of revocation to me not later than 5:00 p.m. on the seventh (7th) day after you sign this Agreement at the address contained herein, and this Agreement shall not become effective or enforceable until the seven (7) day period has expired (the “Revocation Period”).

12.	To the extent not otherwise governed by federal law, this Agreement shall be interpreted by the governing law and choice of forum provisions of the Plan.

13.
This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to you or any other person, or that the Company is liable to you in any way. You agree not to assert otherwise.

14.	The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

15.
This Agreement constitutes the entire Agreement between the Company and you with respect to the subject matters governed herein, and it supersedes any and all other agreements, whether written or oral, between the Company and you with respect to your separation and the events leading thereto, excluding those agreements referenced within this Agreement.

16.
You acknowledge that you have carefully reviewed and understand this Agreement and that you have had sufficient time to consult with an attorney regarding this Agreement. Your signature will indicate that you accept and agree to its terms voluntarily and knowingly and with full understanding of its consequences.

[signatures on following page]
RAYONIER advanced materials
BY:
PRINTED NAME:
ITS:
I have read and agree to the foregoing Waiver and Release of All Claims between Rayonier advanced materials and [name]. I have been given twenty-one (21) days to sign this Agreement. I have been advised to consult with an attorney prior to signing this Agreement and I understand that I have seven (7) days from the date indicated below in which to revoke this Agreement.
SIGNED:

PRINTED NAME:
DATE: